REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Franklin
Value Investors Securities Trust (comprised of Franklin
Balance Sheet Investment Fund, Franklin Large Cap
Value Fund, Franklin MicroCap Value Fund, Franklin Small
Cap Value Fund, Franklin Adjustable U.S Government
Securities Fund), Franklin Investors Securities Trust
(comprised of Franklin Convertible Securities Fund,
Franklin Equity Income Fund, Franklin Short-Intermediate
U.S Government Securities Fund, Franklin
Floating Rate Daily Access Fund, and Franklin
Total Return Fund), and Franklin
Government Adjustable Rate Mortgage Portfolio, for the year ended October 31, 2003

In planning and performing our audit of the financial statements of Franklin Value Investors Securities
Trust (comprised of Franklin Balance Sheet Investment
Fund, Franklin Large Cap Value Fund, Franklin MicroCap
Value Fund, Franklin Small Cap Value Fund, Franklin
Adjustable U.S Government Securities Fund),
Franklin Investors Securities Trust (comprised of
Franklin Convertible Securities Fund, Franklin Equity
Income Fund, Franklin Short-Intermediate U.S Government
Securities Fund, Franklin Floating Rate Daily Access
Fund, and Franklin Total Return Fund), and Franklin
Government Adjustable Rate Mortgage Portfolio, for the year ended October 31, 2003, we considered its internal control, including controls activities over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.

The management of the Franklin Value Investors Securities
Trust (comprised of Franklin Balance Sheet Investment Fund,
Franklin Large Cap Value Fund, Franklin
MicroCap Value Fund, Franklin Small Cap Value Fund,
Franklin Adjustable U.S Government Securities Fund),
Franklin Investors Securities Trust (comprised of Franklin Convertible Securities Fund, Franklin
Equity Income Fund, Franklin Short-Intermediate U.S
Government Securities Fund, Franklin Floating
Rate Daily Access Fund, and Franklin Total Return Fund), and Franklin Government Adjustable Rate Mortgage Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.

Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.


Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control component does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above, as of October 31, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
San Francisco, California
December 3, 2003